Exhibit 99.1

STATION CASINOS LLC ANNOUNCES PHASED REOPENING PROGRAM

LAS VEGAS, May 1, 2020 /PRNewswire/ — Station Casinos LLC (the “Company”), a consolidated subsidiary of Red Rock Resorts, Inc., today announced a phased reopening program with respect to its Las Vegas properties, all of which have been closed since March 17, 2020 as a result of a statewide directive issued by Nevada Governor Steve Sisolak. The Company announced that it expects to reopen its Red Rock, Green Valley Ranch, Santa Fe Station, Boulder Station, Palace Station and Sunset Station properties, together with its Wildfire division properties, when permitted to do so by governmental authorities. The Company also announced that it will assess the performance of the first-to-reopen properties before reopening its Palms, Texas Station, Fiesta Henderson and Fiesta Rancho properties.

In connection with the phased reopening plan and in anticipation of the impact that state-mandated occupancy and social distancing restrictions will have on business levels, the Company also announced that it is making staffing reductions at all ten of its large properties and at its corporate office. The reductions affect approximately 39% of its full-time workforce. All affected team members will receive regular pay through May 16, 2020, as previously announced, and will continue to receive their health, dental and vision benefits through September 30, 2020, with the Company paying 100% of the cost of such benefits. “This has been the most painful and challenging situation in our Company’s history,” said Richard J. Haskins, President of the Company. “We are hopeful though that Las Vegas will rebound swiftly and allow us to rehire as many of our valued team members as possible when we emerge on the other side of this crisis.”

About Station Casinos

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

CONTACT:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

Rodney S. Atamian

Rod.Atamian@redrockresorts.com

(702) 495-3411